EXHIBIT 10.22

Participant:

No. of Shares:

BREEZE-EASTERN CORPORATION

Restricted Stock Award Agreement

This Agreement is effective as of the          day of           by and between Breeze-Eastern Corporation, a Delaware corporation (the “Company”), and the undersigned participant in the Company’s 2006 Long Term Incentive Plan (the “Participant”).

RECITALS

A.	On (the “Grant Date”), the Board of Directors approved, pursuant to Section 10 of the Company’s 2006 Long Term Incentive Plan (the “Plan”), the issuance of shares of the Company’s Common Stock, par value $.01 per share (the “Restricted Stock”) as remuneration for services as a director of the Company.

B.	Pursuant to the Plan, the Restricted Stock to be so awarded shall be issued subject to the terms, conditions and restrictions, set forth in this Agreement.

THEREFORE, in consideration of the covenants herein set forth, the parties agree as follows:

1.	Award; Acceptance of Award. Subject to the terms and conditions contained herein, the Company shall issue to Participant, as an award pursuant to the Plan and without payment by Participant of any consideration therefor, shares of Restricted Stock as of the Grant Date, and Participant hereby accepts such award.

2.	Inapplicability of Plan Provisions. The restrictions and conditions set forth in Sections 10(c)(i) and 10(c)(iii) of the Plan shall not apply to the award granted hereunder, and to the extent that any restrictions and conditions set forth in Section 7(c) of the Plan are substantially similar or have a substantially similar effect on the award granted hereunder as those set forth in Sections 10(c)(i) and 10(c)(iii) of the Plan, then such restrictions and conditions shall not apply to such award.

3. Intentionally Omitted.

4.	Issuance of Restricted Stock; Retention of Certificate by Company. Within a reasonable time after the execution of this Agreement by the Company and the Participant, the Company shall issue, in the name of the Participant as the registered holder thereof, certificates representing, the number of shares of Restricted Stock awarded pursuant to Section 1 hereof and may hold such certificates until such time as the restrictions set forth in this Agreement applicable to the shares represented by such certificates have terminated.

Upon expiration of the restrictions set forth in this Agreement, all restrictions shall be removed from the certificates representing the Restricted Stock and the Secretary of the Company shall deliver to the Participant certificates representing such Restricted Stock free and clear of all restrictions (except for any applicable securities law restrictions) within 15 business days following the date of the expiration of the Restriction Period.

5. Intentionally Omitted.

6.	Indemnification of Company. The Participant hereby agrees to indemnify the Company and to hold the Company harmless from and against any loss, liability, cost or expense, including attorneys’ fees and expenses, which the Company may incur or to which the Company may be subject by any reason of or based upon the fact that the Company has custody of any certificates representing Restricted Stock retained in accordance with Section 4 hereof and that such stock, or any right, title or interest therein, may become involved in any legal, administrative or arbitration proceeding.

7.	Transfer or Hypothecation of Stock. The Participant agrees that he or she will not transfer, sell, pledge, assign or in any other way hypothecate, alienate or dispose of any shares of Restricted Stock awarded under this Agreement for six (6) months after the Grant Date. It is agreed that if the Participant does, or attempts to do, or suffers any of such prohibited acts or events specified in the immediately preceding sentence, then such act or event shall be null and void.

8.	Ownership Rights. Subject only to the provisions of this Agreement and the Plan, the Participant shall have all of the rights, powers and privileges of an owner of shares of Common Stock, including without limitation the right to vote such shares and to receive non-liquidating cash dividends and non-liquidating distributions thereon, with respect to shares of Restricted Stock awarded hereunder notwithstanding that certificates representing any or all of such shares are retained by the Company pursuant to Section 4 hereof.

9.	Endorsement on Share Certificates. The Participant agrees that the certificates representing any Restricted Stock subject to restriction provisions of this Agreement may have endorsed upon them in a conspicuous manner a legend in substantially the following form:

“The voluntary or involuntary transfer or encumbrance of the shares represented by this certificate are restricted by, and such shares are subject to, the provisions of a certain agreement between the company and the registered holder hereof, a copy of which is on file at the principal office of the company and will be furnished to the holder of this certificate upon request without charge.”

When the restrictions of this Agreement expire or terminate as to any of such shares, the Company shall, upon the Participant’s request and at no charge to the Participant, exchange the certificates representing the shares that contain the endorsement provided for herein for new certificates representing those of the shares as to which such rights have expired or terminated containing no such endorsement and certificates containing such endorsement representing the balance of the shares as to which such rights have not expired or terminated.

10.	Section 83(b) Election. The Participant understands that under Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), the difference between the purchase price, if any, paid for the Restricted Shares and their fair market value on the date any forfeiture restrictions applicable to such Restricted Shares lapse will be reportable as ordinary income at that time. The Participant understands that the Participant may elect to be taxed at the time the Restricted Shares are acquired hereunder to the extent the fair market value of the Restricted Shares differs from the purchase price, if any, rather than when and as such Restricted Shares cease to be subject to such forfeiture restrictions, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days after the Grant Date. The Participant understands that failure to make this filing within the 30-day period will result in the recognition of ordinary income by the Participant as the forfeiture restrictions lapse. THE PARTICIPANT ACKNOWLEDGES THAT IT IS THE PARTICIPANT’S SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER SECTION 83(b), EVEN IF THE PARTICIPANT REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON THE PARTICIPANT’S BEHALF. THE PARTICIPANT IS RELYING SOLELY ON THE PARTICIPANT’S ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE AN 83(b) ELECTION.

11.	Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

12.	Notices. Any notice or other communication required or permitted hereunder shall be sufficiently given only if delivered personally or sent by registered or certified mail, postage prepaid, to the Company at its principal place of business, or to the Participant at the address below or any address of Participant appearing on the Company’s stock records, or to such other address or addresses as shall be furnished in writing in the foregoing manner by either party to the other party, and shall be deemed to have been given as of the date so personally delivered or two days after the date deposited in the United States mail, as the case may be.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BREEZE-EASTERN CORPORATION

By:
Its:

PARTICIPANT

Address:

Grant Number: